UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

LANTRONIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANTRONIX, INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2011
9:00 A.M. PACIFIC STANDARD TIME

Dear Stockholder:

We will hold our 2011 Annual Meeting of Stockholders at our corporate headquarters located at 167 Technology Drive, Irvine, California, 92618, on Wednesday, November 16, 2011, at 9:00 a.m. Pacific Standard time for the following purposes:

1.	To elect four (4) directors to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected or appointed;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The foregoing business items are more fully described in the Proxy Statement accompanying this Notice.  Stockholders of record who owned our common stock at the close of business on September 19, 2011, are entitled to attend and vote at the Annual Meeting.

Our 2011 Proxy Statement (the “Proxy Statement”), which more fully describes the formal business to be conducted at the Annual Meeting, follows this Notice of Annual Meeting of Stockholders.  Our Annual Report on Form 10-K is also enclosed herewith for your information.

The Company's Board of Directors respectfully urges you to vote for the director nominees and other matters proposed and recommended by the Company's Board of Directors described within the Proxy Statement by completing, signing, and dating a proxy card and returning it in the enclosed postage-prepaid envelope.

All stockholders are cordially invited to attend the meeting in person.  Whether or not you plan to attend the meeting, please cast your vote as instructed in the proxy card as promptly as possible via the Internet, by mail or by telephone in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.  Even if you have given us your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

Thomas M. Wittenschlaeger
Chairman
Board of Directors

Irvine, California
October 6, 2011

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2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

-i-

LANTRONIX, INC.
Corporate Headquarters
167 Technology Drive
Irvine, California 92618
(949) 453-3990
www.lantronix.com
_____________________

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
_____________________

Our Board of Directors solicits your Proxy (the “Proxy”) on behalf of Lantronix, Inc., a Delaware corporation (“Lantronix” or the “Company”), for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, November 16, 2011, at 9:00 a.m. Pacific Standard time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at Lantronix Corporate Headquarters, 167 Technology Drive, Irvine, California, 92618.

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy, letter to stockholders and Form 10-K were first mailed on or about October 6, 2011, to all stockholders entitled to vote at the Annual Meeting.  In this Proxy Statement, we refer to the fiscal year ended June 30, 2011 as the 2011 fiscal year.

INFORMATION CONCERNING SOLICITATION AND VOTING AT THE ANNUAL MEETING

Record Date

Stockholders of record at the close of business on September 19, 2011 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.  Presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date is required for a quorum.  As of the close of business on the Record Date, 10,580,819 shares of our common stock were outstanding and were the only class of voting securities outstanding.  Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

Electronic Access to Proxy Materials

The Proxy will provide you with instructions on how to:

●	View on the Internet the proxy materials for our Annual Meeting;

●	Vote on the Internet; and

●	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our Annual Meeting.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site.  Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Street Name Holdings

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name.  If you do hold shares directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares and we are sending these proxy materials directly to you.  As a stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the Annual Meeting.  If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of these shares held in “street name,” and these proxy materials are being made available to you, together with a voting instruction card, by your broker, trustee or nominee.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.  You are also entitled to attend the Annual Meeting; however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting.

Revocability of Proxies

Any stockholder has the power to revoke his or her Proxy or voting instructions at any time before the Annual Meeting.  If you are a stockholder of record, you may revoke your Proxy (i) by submitting a written notice of revocation to Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, Attention: Corporate Secretary, or (ii) by submitting a duly executed written Proxy bearing a later date to change your vote. A Proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the Proxy in person at the Annual Meeting.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Our Voting Recommendations

The Board of Directors recommends that you vote:

●	“FOR” the four (4) nominees named by the Company herein to serve as directors until the 2012 Annual Meeting of Stockholders; and

●	“FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2012.

Voting and Solicitation

Each share of common stock outstanding on the Record Date will be entitled to one vote on all matters presented at the Annual Meeting.  Stockholders do not have the right to cumulate their votes in the election of directors.  Voting results will be tabulated by Broadridge, Inc., our proxy services provider, and certified by the Inspector of Elections.

By signing and returning the proxy card or voting instruction card according to the enclosed instructions, you are enabling Jeremy Whitaker, our Chief Financial Officer and Corporate Secretary, and Dennis O’Reilly, Esq., Of Counsel, who are named on the Proxy as a “proxy holders,” to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the Proxy even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the Annual Meeting.

Each valid Proxy will be voted according to the stockholder’s direction.  If no direction is given, the Proxy will be voted: (i) “FOR” the election of each of the four (4) nominees for director named herein; and (ii) “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2012.  No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting.  Should any other matter requiring a vote of stockholders properly arise, the persons named on the Proxy will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

We will pay the costs of soliciting proxies from stockholders, including the preparation, assembly, Internet posting, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others with instructions to forward these materials to the beneficial owners of common stock.  We may reimburse brokerage firms and other such persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter or facsimile transmission or other electronic media, personal meetings and interviews.

Householding

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of these proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, Attention: Chief Financial Officer, visit our website at www.lantronix.com, or contact our Chief Financial Officer by phone at (949) 453-3990. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Quorum; Abstentions; Broker Non-Votes

The holders of a majority of the shares of common stock outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof.  If you vote on the Internet or by telephone or submit a properly executed proxy card or voting instruction card, even if you abstain from voting, your shares will be counted for purposes of determining the presence or absence of a quorum.  If a broker, trustee or other nominee indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting.

For purposes of Proposal One, the four nominees receiving the greatest number of valid votes will be elected.  (For additional details regarding the number of nominees to be elected, see “Election of Directors”).  Withheld votes and broker non-votes cast in the election of the directors will be entirely excluded from the vote and will have no legal effect.  Proposal Two requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (the “Votes Cast”).  For these purposes, abstentions with respect to a matter are treated as Votes Cast with respect to such matter, so abstaining has the same effect as a negative vote.

Under the rules governing brokers who have record ownership of shares that are held in “street name” for their clients (the beneficial owners of the shares), brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, your broker may turn in a Proxy voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters.   A “broker non-vote” occurs when a broker expressly instructs on a Proxy that it is not voting on a non-routine matter.  Broker non-votes are not treated as Votes Cast for purposes of determining whether the matter has been approved by a majority of the Votes Cast.

The first proposal regarding the election of the nominees for the Company Board is considered a non-routine matter.  The second proposal regarding the election of the independent auditors is considered a routine matter.

Except as described below, the Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in our 2012 Proxy Materials.  Stockholders may submit proposals appropriate for stockholder action at meetings of our stockholders.  For such a proposal to be included in our proxy materials relating to the 2012 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than June 8, 2012, which is 120 days prior to the one-year anniversary of the mailing date of this year’s proxy materials (October 6, 2011).  Such proposals should be delivered to the attention of our Corporate Secretary at Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, and we encourage you to send a copy via e-mail to CorporateSecretary@lantronix.com.  The submission of a stockholder proposal does not guarantee that it will be included in our 2012 Proxy Statement.

Bylaw Requirements for Director Nominations and Stockholder Proposals to be Brought Before the Annual Meeting.  Our Bylaws provide that, for stockholder nominations to the Board of Directors or other stockholder proposals to be considered at an annual meeting (but not intended to be included in our proxy materials), in general the stockholder must have given timely notice thereof in writing to the Secretary at our Corporate Headquarters not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting.  For our 2012 Annual Meeting, notice will be timely if received on or after July 23, 2012 and no later than August 22, 2012.  However, in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined in the Bylaws) of the date of such annual meeting is first made.  As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock.  We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.  If a stockholder complies with the requirements of the notice provisions for stockholder nominations and/or other proposals as set forth in the Bylaws, we may not exercise our discretionary voting authority under proxies that we hold unless we include in our proxy statement a brief description of the matter and how we intend to exercise our discretion to vote on such matter.  To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary via e-mail at CorporateSecretary@lantronix.com, or by mail to Attention: Corporate Secretary, Lantronix, Inc., 167 Technology Drive, Irvine, CA 92618.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or nomination.

CORPORATE GOVERNANCE

Nomination of Director Candidates

The Corporate Governance and Nominating Committee considers candidates for Board membership, and recommends director nominees to the independent members of the Board of Directors for consideration and approval.  There are no specific minimum qualifications that a director must possess to be nominated.  However, the Corporate Governance and Nominating Committee assesses the appropriate skills and characteristics of a nominee based on the composition of the Board as a whole and based on the nominee’s qualifications, such as independence, diversity, skills, age and experience in such areas as operations, finance, marketing and sales.  See also “Corporate Governance and Nominating Committee” below.

Any stockholder holding shares of our common stock may suggest a candidate for election to the Board of Directors to the Corporate Governance and Nominating Committee by directing the suggestion in writing to Lantronix, Inc., 167 Technology Drive, Irvine, California 92618, Attention: Corporate Secretary.  The suggestion must include the suggested candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the suggested candidate confirming willingness to serve, information regarding any relationships between the suggested candidate and Lantronix and evidence of the suggesting stockholder’s ownership of our common stock.  Such suggestions must also include a statement from the suggesting stockholder in support of the suggested candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.  The Corporate Governance and Nominating Committee will consider such suggestions for candidates for Board membership, but it is not obligated to include them on the Company’s slate of nominees for directors.

In addition, a stockholder may nominate a person directly for election to our Board of Directors, provided the person meets the requirements set forth in the rules and regulations of the SEC related to proxy access (if any) and the requirements set forth in our Bylaws. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described in the section above entitled “Deadline of Receipt of Stockholder Proposals.”

Board Leadership Structure

At such times as an independent director is serving as Chairman of the Board, the leadership of the Board is the responsibility of the Chairman. Mr. Thomas Wittenschlaeger, who is an independent director, has served as Chairman of the Board since July 12, 2011. In accordance with our Corporate Governance Guidelines, if a non-independent director were serving as Chairman of the Board, the leadership of the Board would be shared by the Chairman and a lead independent director who would be appointed by the independent directors from among themselves. We believe that this leadership structure provides the appropriate level of independent oversight necessary to ensure that the Board meets its fiduciary obligations to our stockholders, that the interests of management and our stockholders are properly aligned, and that we establish and follow sound business practices and strategies that are in the best interests of our stockholders.

Risk Oversight

Management has primary responsibility for identifying and mitigating risks to the Company, while our Board of Directors has overall responsibility for oversight of such risks, with a focus on the most significant risks facing the Company. At the beginning of each fiscal year, management and the Board jointly review the strategic goals of the Company and associated risks. Throughout the year, the Board and the committees to which the Board has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. For example, strategic and operational risks are presented and discussed at regularly-scheduled Board meetings and at presentations to the Board and its committees by executive management.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

●
The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as investment, capital structure and compliance risks, and the guidelines, policies and processes for monitoring and mitigating those risks.

●
The Compensation Committee oversees risks associated with the Company’s incentive plans, the compensation of executive management, and the effect the compensation structure may have on business decisions.

●	The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance structure and the evaluation of individual board members and committees.

The Board’s risk oversight process builds upon management’s enterprise-wide risk assessment and mitigation processes, which include ongoing monitoring of various risks including those associated with long-term strategy and business operations; regulatory and legal compliance; and financial reporting.

Board Meetings and Committees

Our Board of Directors currently consists of five (5) directors, the majority of whom the Board has determined are independent under the requirements of the NASDAQ Stock Market and applicable SEC rules.  Mr. Hoshi Printer, Mr. John Rehfeld, Mr. Howard T. Slayen, and Mr. Thomas M. Wittenschlaeger are all independent under the requirements of the NASDAQ Stock Market and applicable SEC rules. The Board of Directors held a total of eighteen (18) meetings during the 2011 fiscal year, and it met without the presence of management for a portion of each meeting.  The aforementioned meetings included dedicated discussions related to an independent investigation conducted by the Audit Committee as discussed further below.  In addition, during the year, certain matters were approved by the Board of Directors, or a Committee of the Board of Directors, or by unanimous written consent.  During fiscal year 2011, the Board of Directors had three (3) standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.  Each Committee has a written charter approved by the Board of Directors, which is available on our website at www.lantronix.com.

Primary Functions of the Board of Directors

Our Board of Directors oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls.  Our directors participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer.  Directors also provide input to our chief executive officer for the evaluation and recruitment of our principal senior executives.  We strongly encourage all of our directors to attend each annual meeting of stockholders. All five (5) of our current five (5) directors attended last year’s annual meeting.

Each incumbent director attended 75% or more of the total number of meetings of our Board of Directors and the meetings of the committees of the Board on which the director served that were held during the 2011 fiscal year and while the director was serving as such.

Audit Committee

The 2011 Audit Committee currently consists of the following members: Mr. Hoshi Printer (Chairperson), Mr. John Rehfeld and Mr. Thomas M. Wittenschlaeger.  Mr. Printer joined the Audit Committee effective December 15, 2010 and Mr. Rehfeld effective July 12, 2011.  As of July 12, 2011, Mr. Printer became the Chairperson of the Audit Committee (succeeding Mr. Howard Slayen), while Mr. Wittenschlaeger continued to serve on the Committee.  Each member of the 2011 Audit Committee met the NASDAQ and SEC requirements as to independence and financial knowledge.  During fiscal year 2011, the Audit Committee met twenty-eight (28) times.   The Board has determined that Mr. Printer, Chairperson of the Audit Committee, is an “audit committee financial expert” as defined by rules of the SEC.  A copy of the Audit Committee Charter can be found on our website, www.lantronix.com. The report of the Audit Committee is included on page 14 of this Proxy Statement.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other matters, the Audit Committee: prepares the Audit Committee Report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.  All committee members must be financially literate, and at least one member shall have accounting or related financial management expertise.  During fiscal year 2011, the Audit Committee oversaw a voluntary independent investigation conducted with respect to certain allegations raised by a member of the Board as to potential inadequacies of the Company’s internal controls and potential misconduct of certain members of management.  Twenty (20) of the twenty-eight (28) Audit Committee meetings in fiscal 2011 were in relation to such independent investigation.

Compensation Committee

The Compensation Committee currently consists of the following members: Mr. John R. Rehfeld (Chairperson), Mr. Hoshi Printer and Mr. Thomas Wittenschlaeger.  During fiscal year 2011, the Compensation Committee met twelve (12) times.  Mr. Printer joined the Compensation Committee effective December 15, 2010 and Mr. Wittenschlaeger effective July 12, 2011.  Our Board has determined that each member of the Compensation Committee meets the applicable NASDAQ, SEC and Internal Revenue Service rules and requirements as to independence for Compensation Committee members.  A copy of the Compensation Committee Charter can be found on our website, www.lantronix.com.

Scope and Authority of Compensation Committee.  Among other responsibilities set forth in its charter, the Compensation Committee determines our overall policies on compensation and the compensation to be provided to our Chief Executive Officer and other executive officers, including, among other things, annual salaries and bonuses, stock-based awards, stock options, and other compensation arrangements. In addition, the Compensation Committee administers the Company’s equity incentive plans and reviews the philosophy and policies behind, and any material risks created by, the salary, bonus and equity compensation arrangements for all other employees.  The Compensation Committee also makes recommendations to the Board of Directors with respect to amendments to the Company’s equity incentive plans and changes in the numbers of shares reserved for issuance thereunder.  The Compensation Committee may form subcommittees for any purpose the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate.

Role of Officers and Compensation Consultants in Recommending Compensation.  The agenda for meetings of the Compensation Committee is determined by its Chairperson with the assistance of our Human Resources and Finance Departments. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our Chief Financial Officer, representatives from Human Resources, and other employees with functional responsibilities related to the committee’s work.  In fiscal 2011, the Compensation Committee retained an outside compensation consultant, Frederick W. Cook & Co. (“FW Cook”), to review and assist Lantronix with executive and director compensation and to consult with Lantronix in fiscal 2011.  FW Cook was engaged to conduct a competitive market analysis for the Company’s top five (5) executives, provide assistance in creation of company-wide incentive guidelines, including but not limited to equity grant guidelines for hiring as well as ongoing annual guidelines and provide periodic consultation to the chairperson of the Compensation Committee and other members as required.  These consulting services did not exceed $120,000 in fiscal 2011.

Corporate Governance and Nominating Committee

Our director nominees are selected by a majority of the independent directors of the Board of Directors.  In addition, we have a Corporate Governance and Nominating Committee, which currently consists of the following members: Mr. Thomas M. Wittenschlaeger (Chairperson), Mr. John R. Rehfeld, and Mr. Hoshi Printer.  During fiscal year 2011, the Corporate Governance and Nominating Committee met five (5) times. Mr. Printer joined the Corporate Governance and Nominating Committee effective July 12, 2011.  Our Board has determined that all members of the Corporate Governance and Nominating Committee meet the independence requirements of the SEC and NASDAQ.  A copy of the Corporate Governance and Nominating Committee Charter can be found on our website, www.lantronix.com.

The Corporate Governance and Nominating Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines and Code of Conduct and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The committee is also responsible for recommending director nominees for election at each annual meeting of stockholders and for the review and approval of related party transactions, as well as evaluation of the “independence” of directors and director nominees against the independence requirements of the NASDAQ rules, SEC rules and other applicable laws.  The committee also reviews and recommends compensation programs for outside directors and oversees the director performance evaluation process.

Criteria for Director Nominees and Board Diversity.  The Board believes that it should be composed of directors with diverse, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance and technology. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders.

When considering a candidate for director, the committee takes into account a number of factors, including the following:

●	Independence from management;

●	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

●	Education and professional background;

●	Judgment, skill, integrity and reputation;

●	Existing commitments to other businesses as a director, executive or owner;

●	Personal conflicts of interest, if any;

●	The size and composition of our existing Board; and

●	Diversity of skills, backgrounds, experiences and other qualifications, to meet Lantronix’ ongoing needs.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred. The Board’s consideration of diversity as a criteria for director nominations is primarily focused on evaluating a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, given the then existing composition of the Board as a whole.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the committee has in the past used, and may continue to use, the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable. The committee may also ask the candidate to meet with other members of the Board and with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.  The committee applies the same standards of review to all prospective candidates for director, regardless of who initially brings them to the committee’s attention.

Code of Conduct and Complaint Procedures

We have adopted a Code of Business Conduct and Ethics Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees. The Code of Conduct operates as a tool to help our directors, officers and employees understand and adhere to the high ethical standards we expect.  The Code of Conduct is available on our website at www.lantronix.com.  Stockholders may also obtain copies at no cost by writing to our Corporate Secretary at our corporate headquarters.

Concerns relating to accounting, internal controls or auditing matters should be brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Stockholder Communications with Our Board of Directors

You may communicate with any director, the entire Board of Directors or any committee of the Board by sending a letter to the director, the Board or the committee, addressed to our Corporate Secretary at Lantronix, Inc., 167 Technology Drive, Irvine, California 92618. Unless the letter is marked “confidential,” our Corporate Secretary will review the letter, categorize it and forward it to the appropriate person.  Any stockholder communication marked “confidential” will be logged as “received” and forwarded to the appropriate person without review.

2010 Proxy Contest

On August 19, 2010, TL Investment GmbH (”TLI”), of which Mr. Bruscha owns 100% of the stock, delivered a letter to the Company, notifying Lantronix that, as its largest stockholder, it intended to nominate three (3) members for election to the Company’s Board of Directors at the 2010 Annual Meeting of Stockholders.  Subsequently TLI filed a Preliminary Proxy Statement on Schedule 14A under the Securities Exchange Act of 1934, as amended, in support of such proposal on October 13, 2010.  The Company and TLI engaged in a proxy contest, which was resolved by entering into a settlement agreement dated November 29, 2010 between the parties (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, the Company and TLI agreed, in connection with the 2010 Annual Meeting of Stockholders, that the Company would (i) nominate seven persons for election to the Board, including Bernhard Bruscha and Hoshi Printer or their respective replacements, in the Company’s slate of nominees for election to the Board of Directors at the 2010 Annual Meeting of Stockholders and (ii) amend its Schedule 14A to reflect the inclusion of such individuals on the Company’s slate of recommended nominees for election to the Board of Directors at the 2010 Annual Meeting of Stockholders.  TLI agreed to certain standstill restrictions through the end of the Company’s 2011 Annual Meeting of Stockholders, including TLI’s agreement not to increase its beneficial ownership of the Company’s common stock above 38% of the Company’s then currently outstanding common stock.  Additionally, TLI agreed to a refrain from making any public announcement with respect to, or submitting a proposal or offer of any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets.  With respect to the 2011 Annual Meeting, the Settlement Agreement also stated that the Company would nominate seven persons for election to the Board, of which TLI would be entitled to nominate three (3) persons.  The Settlement Agreement, by its terms, was to terminate upon the earlier of (i) the day after the Company’s 2011 Annual Meeting; (ii) the 15-month anniversary of the effective date of the Settlement Agreement; or (iii) in the event Mr. Bruscha ceased to own or control a majority in interest of TLI, in each case if not previously terminated by the mutual agreement of the Company and TLI.  By its terms, the Settlement Agreement provided that, irrespective of any termination or expiration of the Settlement Agreement, neither TLI, the Company, nor any officer or director thereof was to call a special meeting of stockholders of the Company to be held regarding any election of directors within six months after the 2011 Annual Meeting of Stockholders.

Following a review of the current corporate governance of the Company in light of two resignations from the Board of Directors, (Mr. Jerry Chase’s resignation as a result of his separation agreement entered into as of June 22, 2011, and the resignation of the Chairman of the Board, Mr. Larry Sanders, on June 24, 2011), and one pending resignation from the Board of Directors of Mr. Howard Slayen, to be effective one day prior to the date of the Company’s 2011 Annual Meeting, as well as the current scope of the Company’s operations, the Board concluded that the Company would be best served with a Board comprised of fewer than seven (7) members.  The Board believed that it would be in the best interests of the Company to reduce the size of the Board to four (4) members effective upon the date of the 2011 Annual Meeting.  The Board intends to actively consider expanding the number of directors in the future as the scope of the Company’s operations warrant.

As a pre-requisite to reducing the size of the Board, the Company entered into an agreement with TLI and Mr. Bruscha dated August 9, 2011 (the “Termination Agreement”) to terminate the Settlement Agreement on such date, prior to the date the Settlement Agreement would otherwise have expired.  Pursuant to the terms of the Termination Agreement: (i) Mr. Bruscha, in his capacity as a member of the Board, agreed to recuse himself from deliberating and voting as a director with regard to the appointment of a fifth director of the Company in the event the Board determines to expand the size of the Board following the Company’s 2011 Annual Meeting (with such agreement to recuse himself terminating on March 15, 2012); and (ii) TLI agreed that, until November 16, 2011, it shall not, alone or in conjunction with any third party, without the prior written consent of the Company, make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five (5) members.  The terms of all five (5) directors will expire at the Annual Meeting.   Effective as of the date of the Annual Meeting, the Board of Directors has reduced the authorized number of directors from five (5) to four (4).  Accordingly, the stockholders will elect four (4) directors at the Annual Meeting.  Four (4) of our incumbent directors, Bernhard Bruscha, Hoshi Printer, John Rehfeld and Thomas M. Wittenschlaeger, are being nominated by the Board for re-election.  There are no family relationships among any directors or executive officers.  In the event that less than four (4) persons are duly nominated and elected, vacancies on the Board may be filled by a majority of the elected directors.

If elected at the Annual Meeting, each nominee will serve until the 2012 Annual Meeting of Stockholders and until his successor is elected and qualified, or until his earlier resignation or removal.  A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve until the next annual meeting of stockholders and until his successor is elected and qualified.

Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for our four nominees.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.  Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the current Board of Directors to fill the vacancy.  We are not aware of any reason that the Company’s nominees will be unable or will decline to serve as directors.  The Board of Directors recommends a vote “FOR” the election of the Company’s four (4) nominees.  Since the deadline for providing advance notice of stockholder nominations for directors has already passed, no additional persons may be nominated from the floor.

The names of the current members of our Board of Directors, their ages as of September 19, 2011, and certain other information about them are set forth below.

Name	Age	Position at Lantronix	Director Since	Committee Memberships
Thomas M. Wittenschlaeger(1)	54	Chairman of the Board of Directors	September 2007	Corporate Governance and Nominating Committee (Chairperson), Compensation Committee and Audit Committee
Bernhard Bruscha(1)	58	Director	August 2007	None
Hoshi Printer(1)	69	Director	December 2010	Corporate Governance and Nominating Committee, Compensation Committee and Audit Committee (Chairperson)
John Rehfeld(1)	71	Director	May 2010	Corporate Governance and Nominating Committee, Compensation Committee (Chairperson) and Audit Committee
Howard T. Slayen	64	Director	August 2000	None

___________________
(1) Current nominee for reelection to our Board of Directors (the “Company Nominees”).

Director Nominees

Thomas M. Wittenschlaeger was elected to our Board of Directors in September 2007 and elected Chairman of our Board of Directors in July 2011.  Mr. Wittenschlaeger has led the Advanced Network Sciences initiative at NantWorks LLC in Los Angeles, CA, since September 2011.  NantWorks LLC is a company newly formed by Dr. Patrick Soon-Shiong, whose mission is to converge semiconductor technology, supercomputing, advanced networks, and augmented intelligence for the benefit of science and healthcare.  He served as Chairman and CEO of Raptor Networks Technology, Inc. from 2004 to 2011, when it was acquired by NantWorks and is the inventor and holder of multiple patents in hybrid fabric networking, communications, and spatially diverse supercomputing.  Prior to assuming the role as Raptor’s CEO in 2004, Mr. Wittenschlaeger served for two years as Senior Vice President, Corporate Development and Chief Technology Officer of Personnel Group of America, Inc., an IT systems and staffing company.  Earlier, he held various management and strategic technology leadership positions for 16 years at Hughes Aircraft Company, where he was involved in the development of advanced technology products and systems ranging from torpedoes to air traffic control systems.  He holds a bachelor’s degree in electrical engineering from the United States Naval Academy and achieved engineer certification on pressurized water reactors.  He served in attack submarines in the Pacific theatre and is a veteran of Operations Desert Shield and Desert Storm.  Mr. Wittenschlaeger’s current experience as CEO of Raptor Networks and his prior experience as an executive in the technology industry provide him with the skills and qualifications to serve on our Board of Directors.

Bernhard Bruscha has been a member of the Company’s Board of Directors since August 2007.  Mr. Bruscha served as Chairman of the Company’s Board of Directors from June 1989 to May 2002, and is the Company’s largest stockholder, with beneficial ownership of approximately 37.9% of its outstanding Common Stock as of the Record Date.  Mr. Bruscha is a serial entrepreneur and started his career in the 1970s, as one of three founding partners in a computer networking software company and for more than 20 years has successfully founded, grown and sold or merged several technology and other companies.  Since May 2002, Mr. Bruscha has served as Chairman of the Supervisory Board of transtec AG, a computer systems manufacturer and direct computer reseller, and he has also been an active designer of software systems. Mr. Bruscha is also Managing Director of TL Investment GmbH and Managing Director of technovest alpha GmbH located in Tübingen, Germany.  Mr. Bruscha is not on the board of any public company or any company registered as an investment company under the Investment Company Act of 1940.  Three (3) international customers of the Company, transtec AG, barix AG and Lynx IT-Systeme GmbH (previously known as Triple Stor GmbH), are related parties of Lantronix due to common ownership by Mr. Bruscha, accounting in the aggregate for approximately 2% and 1% of our net revenues for the 2011 and 2010 fiscal years, respectively, or approximately $942,000 and $642,000, respectively. See “Other Information – Related Party Transactions” below.  As reflected in the biographical information summarized above, Mr. Bruscha has extensive business, managerial, executive and leadership experience in the technology industry, having founded several technology distribution and hardware companies, making him a valuable member of the Board of Directors.

Hoshi Printer has been a member of our Board of Directors since December 2010.  Mr. Printer’s background includes four decades of relevant general and financial management experience, including serving as chief financial officer for several technology companies including Autobytel, an online automotive marketplace, Peerless Systems Corporation, an embedded imaging systems company, Neuron Data, developers of high-end, client-server, object- and web-oriented tools, Soane Technologies, an ophthalmic and bioscience business, and Catalytica, developers of environmental technology.   From 2005 to 2010, Mr. Printer has been a Chief Financial Officer consultant, including with Private Access, Inc., a technology company, from January 2010 to December 2010, with Trustin Technology LLC, a supply chain management solution provider, from April 2007 through February 2008, with Avamar Technologies, Inc., a provider of enterprise data protection software, from January 2006 through January 2007, and with Path 1 Network Technologies, a broadcaster of television over IP (and now a division of IP Video Networks, Inc.), from May 2005 through October 2005.   Mr. Printer has also served as the divisional Vice President of Finance for Xerox Corporation. Mr. Printer serves on the board of Forum for Corporate Directors (FCD) (2007 to present), a non-profit organization dedicated to enhancing boardroom performance, was the President of Software Council of Southern California in 2004, and on the Board of business college of California State University, Fullerton, from 2002 to 2004.  He has not been on the board of any other public company or any company registered as an investment company under the Investment Company Act of 1940 during the past five years.

John Rehfeld has been a member of our Board of Directors since May 2010.  Mr. Rehfeld is currently on the Board of Directors of, Local.com Corporation, a local search engine provider, and Enkeboll Design, a privately held company. Mr. Rehfeld previously served from 2004 to 2010 on the Board of Directors of ADC Telecom, a provider of network infrastructure solutions that was sold in December 2010, and from 2002 to 2011 on the Board of Directors of Overtone, a privately held company that monitors company-hosted online forums and feedback platforms that was sold in April 2011.  He also currently serves as an adjunct professor for both Pepperdine University and the University of San Diego.  Mr. Rehfeld served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc. He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995. Mr. Rehfeld is also the Chairman Emeritus of the Forum of Corporate Directors in Orange County, California.  Mr. Rehfeld’s over 30 years of executive experience in high growth industries, including: prior experience as a Chief Executive Officer of a number of companies; prior and current experience serving as a director of a number of public and private companies; and a distinguished educational background, including a Masters of Business Administration degree from Harvard University and a Bachelor of Science degree in Chemical Engineering from the University of Minnesota, as well as his current positions as adjunct professor of marketing and strategy for the Executive MBA Programs at Pepperdine and the University of San Diego, provide him with the skills and qualifications to serve on our Board of Directors.

Current Director who is not a Nominee for Reelection

Howard T. Slayen has been a member of our Board of Directors since August 2000.  From June 2001 to the present, Mr. Slayen has been providing independent financial consulting services to various organizations and clients.  From September 1999 to May 2001, Mr. Slayen was Executive Vice President and Chief Financial Officer of Quartz Inc., a web-hosted communications business.  From 1971 to September 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner.  During his over 30 years of professional service, Mr. Slayen served primarily high technology companies located in Silicon Valley.  His expertise is broad, covering subject matter including taxation (domestic, international, state and local), mergers and acquisitions (tax and accounting, structuring, due diligence and valuations), compensation (tax and accounting, structuring and consequences), and financing.  His clients while at PricewaterhouseCoopers included some of the largest technology companies (AT&T, Cisco, Lucent, Pacific Telesis).  He also had engagement responsibility for some of the most prominent venture capital firms, including Kleiner, Perkins, Caufield & Byers; Summit Partners; U.S. Venture Partners; and Interwest Partners.  During his career he was a frequent speaker on both technical and business issues before numerous professional groups.  He was a licensed member of the State Bar of California as well as a Certified Public Accountant, which gave him a unique perspective on the business and technical issues.  Mr. Slayen’s financial and executive experience provided him with the skills and qualifications to serve on our Board of Directors.  During the past five years, Mr. Slayen has served on the Board of Directors of Aehr Test Systems (2008 to present), Netopia, Inc. (2003 to 2007) and Quark BioPharmaceutical (2007 to 2008) as well as several private companies.  He also serves on the boards of directors of the not-for-profit organizations Child Advocates of Silicon Valley (2006 to present) and Jewish Family and Children Services of San Francisco (2008 to 2009).

Vote Required

Directors are elected by a plurality vote. The nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors, up to a total of four (4) directors. Votes withheld and abstentions have no legal effect on the election of directors due to the fact that such elections are by a plurality.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE COMPANY’S FOUR NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our stockholders to ratify the Audit Committee’s selection of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2012.

McGladrey & Pullen, LLP was engaged in January 2005 and has served as our independent registered public accountants since then.  A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed for professional services performed by McGladrey & Pullen, LLP, our independent registered public accountants for services rendered during the fiscal years ended June 30, 2011 and 2010:

	Year Ended June 30,
Fee Category	2011	2010
Audit fees	$452,712	$348,610
Audit-related fees	-	-
Tax fees	69,220	50,333
All other fees	-	-
Total fees	$521,932	$398,943

Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.  In fiscal 2011, audit fees included fees relating to an independent investigation.  See also “Corporate Governance -- Audit Committee” above.

Audit-Related Fees. Normally consist of fees billed for audits required by statute in certain locations outside the U.S. where we have operations and accounting consultations.  There were no fees billed for this category for services rendered during the fiscal years ended June 30, 2011 and 2010.

Tax Fees. Consist of fees billed for professional services, including tax advice and tax planning and assistance regarding federal, state and international tax compliance and related services.  McGladrey & Pullen, LLP was engaged to assist the company with tax compliance during the fiscal year ended June 30, 2011 and 2010.

All Other Fees. There were no fees for this category during the fiscal years ended June 30, 2011 and 2010.

Before selecting McGladrey & Pullen, LLP, the Audit Committee carefully considered the firm’s qualifications as independent registered public accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving McGladrey & Pullen, LLP and any proceeding by the SEC against the firm. In this respect, the Audit Committee concluded that the ability of McGladrey & Pullen, LLP to perform services for us is in no way adversely affected by such litigation or investigation. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by McGladrey & Pullen, LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services, if any, provided by McGladrey & Pullen, LLP described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of services by McGladrey & Pullen, LLP other than for audit-related services is compatible with maintaining the independence of McGladrey & Pullen, LLP as our independent registered public accountants.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee of our Board of Directors performs general oversight of our financial accounting and reporting process, system of internal controls, audit process and the process for monitoring compliance with laws and regulations and our Code of Business Conduct and Ethics.  The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants.  The Audit Committee oversees our financial reporting process on behalf of the Board of Directors.  Our management has primary responsibility for preparing our financial statements and implementing our financial reporting process, including our system of internal controls.  Our independent registered public accountants, McGladrey & Pullen, LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.  The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of the independent registered public accountants’ examinations and evaluations of our internal controls and the overall quality of our financial reporting.  During fiscal year 2011, the Audit Committee oversaw a voluntary independent investigation conducted with respect to certain allegations raised by a member of the Board as to potential inadequacies of the Company's internal controls and potential misconduct of certain members of management.  Twenty (20) of the twenty-eight (28) Audit Committee meetings in fiscal 2011 were in relation to such independent investigation.

For the fiscal year ended June 30, 2011, the Audit Committee met twenty-eight (28) times.  The members of the Audit Committee took the following actions in fulfilling its oversight responsibilities:

(1)
reviewed and discussed the annual audited financial statements and the quarterly results of operations with management, including a discussion of the quality and the acceptability of our financial reporting and controls as well as the clarity of disclosures in the financial statements;

(2)
discussed with McGladrey & Pullen, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)
received from McGladrey & Pullen, LLP written disclosures and the letter from McGladrey & Pullen, LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with McGladrey & Pullen, LLP its independence; and

(4)
based on the review and discussion referred to in (1) through (3) above, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, for filing with the SEC.

The Audit Committee had several meetings dealing with Sarbanes-Oxley Section 404 testing to ensure compliance with regulatory and related guidance.

The Audit Committee
Hoshi Printer, Chair (member since 12/15/10; Chair since 7/12/11)
John Rehfeld (since 7/12/11)
Thomas M. Wittenschlaeger
Larry Sanders (until 12/15/10)
Howard Slayen (Chair until 7/12/11)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the Record Date (September 19, 2011), by: (i) each person known by us to be the beneficial owner of more than 5% of our common stock based on filings pursuant to Sections 13(d) or (g) of the Exchange Act; (ii) each of our current directors and nominees for director; (iii) each of our executive officers set forth in the Summary Compensation Table; and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, the address for each person is 167 Technology Drive, Irvine, California 92618.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated in the footnotes to the table, and subject to community property laws, where applicable, the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of September 19, 2011 but excludes shares of common stock underlying options or warrants held by any other person.  Percentage of beneficial ownership is based on 10,580,819 shares of common stock outstanding as of September 19, 2011.

	Beneficial Ownership
Beneficial Owner Name	Number of Shares	Percentage Ownership
Greater than 5% Stockholders:
TL Investment GmbH Biesingerstrasse 27, Tuebingen D-72072, Germany(1)	3,951,687	37.3%
Heartland Advisors, Inc./William J. Nasgovitz 789 North Water St. Milwaukee, WI 53202 (2)	977,557	9.2%
Leviticus Partners LP 60 East 42nd Street, Suite 901, New York, NY 10165(3)	999,890	9.5%
Directors and Executive Officers:
Bernhard Bruscha, Director (4)	4,038,250	37.9%
John Rehfeld, Director (5)	10,000	*
Hoshi Printer, Director (6)	10,000	*
Howard T. Slayen, Director** (7)	155,138	1.4%
Thomas M. Wittenschlaeger, Director (8)	86,563	*
Kurt Busch, President and Chief Executive Officer	-	-
Jeremy Whitaker, Chief Financial Officer and Secretary (9)	13,377	*
Larry Sanders, Former Interim President and Chief Executive Officer (10)	95,223	*
James Kerrigan, Former Interim Chief Financial Officer and Secretary	6,000	*
Jerry D. Chase, Former President and Chief Executive Officer (11)	270,591	2.5%
Reagan Y. Sakai, Former Chief Financial Officer and Secretary (12)	124,925	1.2%
All current executive officers and directors as a group (7 persons) (13)	4,313,327	39.6%
___________________
* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
** Not nominated by the Company for re-election.
(1)
Based upon information contained in a Schedule 13D filed by TL Investment GmbH with the Securities and Exchange Commission on August 11, 2011.  Includes 3,951,687 shares held by TL Investment GmbH, with respect to which Mr. Bruscha has sole voting and investment power.

(2)
Based upon information contained in a Schedule 13G filed jointly by Heartland Advisors, Inc. and William J. Nasgovitz with the Securities and Exchange Commission on February 10, 2011.  All of the shares may be deemed beneficially owned by both (i) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (ii) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.

(3)
Based upon information contained in a Schedule 13G/A filed jointly by Leviticus Partners, L.P., a Delaware limited partnership and AMH Equity, LLC, a New York limited liability company.  AMH Equity, LLC is the general partner of Leviticus.

(4)	Includes 3,951,687 shares held by TL Investment GmbH of which Mr. Bruscha is sole owner. For additional information see “Corporate Governance – 2010 Proxy Contest” above.
(5)	Represents 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(6)	Represents 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(7)	Includes 122,638 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(8)	Represents 86,563 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(9)	Mr. Whitaker joined the Company as an executive officer as of September 26, 2011.
(10)	Includes 90,640 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(11)	Includes 200,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(12)	Includes 93,832 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 19, 2011.
(13)
Includes an aggregate of 315,763 shares issuable upon exercise of stock options held by five non-officer directors within 60 days of September 19, 2011.  No current executive officers hold any options exercisable within such time period.

DIRECTOR COMPENSATION

Cash Compensation. In fiscal year 2011, with the exception of Mr. Bruscha who elected not to receive a cash fee for his services as a director, each non-employee director was to receive $26,000 cash compensation as an annual payment for his services as a director.  The Chairman of the Board receives an additional $15,000 annual payment.   The Chairs of the following Committees received the following additional annual payments, respectively: Audit Committee, $10,000; Compensation Committee, $7,500; and Corporate Governance and Nominating Committee, $5,000.  The annual retainers are based on an expectation of four in-person meetings per year (one per quarter).  Directors also receive $1,000 for each additional full-day in-person meeting in excess of one meeting per quarter and $500 for each telephonic conference.

Stock Option Program. Members of our Board of Directors who are not employees of ours, or any parent or subsidiary of ours (“Non-Employee Directors”), are eligible to participate in our 2010 Stock Plan. Under the 2010 Stock Plan, Non-Employee Directors are eligible to receive a discretionary grant of non-statutory stock options on the date such Non-Employee Director first joins our Board.  Each Non-Employee Director is also eligible for an additional annual option grant.  The exercise price for these options is 100% of the fair market value of the shares on the date of grant.  These options have a term of seven (7) years; provided, however, that they may terminate earlier under certain circumstances.

During fiscal 2011, each Non-Employee Director was granted an option to purchase 10,000 shares at an exercise price of $3.45 per share.  The options were fully vested as of the date of the grant and expire on December 15, 2017.

Reimbursements.  We reimburse our Non-Employee Directors for travel expenses in accordance with the Company’s travel and expense policies and procedures. In the case of Mr. Bruscha, for fiscal 2011 we agreed to provide a travel stipend of $2,016 per in-person meeting for which he traveled to the Company.

Except as described above, directors do not receive any other compensation for their services as our directors or as members of committees of the Board of Directors.

The table below summarizes the compensation earned by non-employee directors for services during the fiscal year ended June 30, 2011:

Director Compensation
For Fiscal Year Ended June 30, 2011

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Bernhard Bruscha(3)	-	21,811	18,144	39,955
John Rehfeld	53,000	21,811	-	74,811
Larry Sanders(4)	54,000	21,811	-	75,811
Howard T. Slayen	63,000	21,811	-	84,811
Thomas M. Wittenschlaeger	56,000	21,811	-	77,811
Hoshi Printer	34,500	21,811	-	56,311
Curtis Brown(5)	13,000	-	10,000	23,000
Marcelo Lima(5)	13,000	-	10,000	23,000
Lewis Solomon(5)	20,500	-	10,000	30,500
___________________
(1)	For a description of annual non-employee director retainer fees and retainer fees for chair positions, see the narrative disclosure above.
(2)
The dollar value of options shown represents the grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, without any adjustment for estimated forfeitures.  For a discussion of the valuation assumptions used in the calculations, see Note 5 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 referred to in this proxy statement as our fiscal 2011 Form 10-K.

(3)
As described in the narrative above, Mr. Bruscha elected not to receive a cash fee for his services on the Board.  “All Other Compensation” represents a travel stipend earned by Mr. Bruscha during the fiscal year ended June 30, 2011.

(4)	Mr. Sanders served as a non-employee director until June 24, 2011.
(5)
In fiscal year 2011, Messrs. Brown, Lima and Solomon received a pro-rated portion of their annual compensation for their service on the Board through December 15, 2010.  “All Other Compensation” represents $10,000 cash compensation paid to each such director in lieu of meeting fees for their service as a non-employee director for the Company until December 15, 2010.

The following table shows, as of June 30, 2011, the total number of stock and option awards outstanding for each person who served as a non-employee director at any time during fiscal 2011:

Name	Stock Awards Outstanding (#)	Option Awards Outstanding (#)
Bernhard Bruscha	-	92,408
John Rehfeld	6,250	10,000
Larry Sanders	-	89,666
Howard T. Slayen	-	128,483
Thomas M. Wittenschlaeger	-	92,408
Hoshi Printer	-	10,000
Curtis Brown	-	-
Marcelo Lima	-	-
Lewis Solomon	-	-

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning compensation earned during the 2011 and 2010 fiscal years by all persons who served as an executive officer at any time during such years (referred to as the “Named Executive Officers”).

Summary Compensation Table for 2011 and 2010 Fiscal Years

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Larry Sanders Interim President & CEO(3)	2011	8,308	-		-		-		2,769		11,077
Jerry D. Chase Former President & CEO	2011	360,000	19,428	(4)	19,428	(4)	109,055	(5)	677,901	(6)	1,185,812
President & CEO(7)	2010	353,077	-		-		215,894		38,730		607,701
James Kerrigan Interim CFO	2011	5,769	-		-		-		-		5,769
Reagan Y. Sakai Former CFO	2011	250,000	9,720	(8)	9,720	(8)	54,528	(9)	241,634	(10)	565,602
CFO(7)	2010	245,192	-		-		124,937		8,450		378,579
___________________
(1)
The dollar value of stock awards shown represents the grant date fair value calculated on the basis of the fair market value of the underlying common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures.

(2)
The dollar value of options shown represents the grant date fair value determined in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes option pricing model, without any adjustment for estimated forfeitures.  For a discussion of the valuation assumptions used in the calculations, see Note 5 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011  referred to in this proxy statement as our fiscal 2011 Form 10-K.

(3)
Option awards for Mr. Sanders do not include the grants made subsequent to fiscal 2011 year end. See “Post-Termination and Change-in-Control Agreements – Appointment of Interim CEO and CFO During Fiscal Year 2011” below.  “All Other Compensation” amounts consisted of payments related to consulting services rendered by Mr. Sanders on June 22, 2011 and June 23, 2011.

(4)
Mr. Chase’s bonus was paid pursuant to his employment agreement, which provided for a bonus upon the satisfaction of performance metrics established by the Company’s Compensation Committee.  Each fiscal year the Compensation Committee establishes objectives that must be met in order to earn the full bonus, which may include operating metrics, objective and subjective leadership dimensions and performance metrics in the operation of the Company and the achievement of financial objectives set forth in the annual business plan approved by the Company’s Board of Directors.  Mr. Chase’s bonus was paid 50% in cash and 50% in an award of stock.

(5)
Represents an incentive stock option to purchase 50,000 shares, which was originally granted on December 15, 2010 and was to vest over a period of four (4) years such that (i) 25% of the shares would vest upon the first anniversary of the grant date and (ii) 1/48 of the total grant amount would vest monthly thereafter, subject to Mr. Chase continuing to be a Service Provider (as defined in the 2010 Stock Plan) on such dates. However, pursuant to that certain Separation Agreement, effective as of June 22, 2011 (the “Chase Separation Agreement”), by and between Lantronix, Inc. and Jerry Chase, the vesting of the shares subject to this grant was accelerated, such that 100% of the shares subject to the grant vested as of June 30, 2011. Additionally, pursuant to the Chase Separation Agreement, the post-termination exercise period was extended for one (1) year to June 30, 2012.  See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Jerry Chase” below.

(6)
“All Other Compensation” amounts for fiscal 2011 consisted of $638,602 of payments related to the Chase Separation Agreement (excluding fees for future consulting services), relocation assistance of $27,609 pursuant to Mr. Chase’s employment agreement, his automobile allowance of $10,000 and life insurance premiums in the amount of $1,690. See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Jerry Chase” below.

(7)
The annual base salary for Mr. Chase and Mr. Sakai was $360,000 and $250,000, respectively.  Their actual salary received in fiscal year 2010 was slightly less than their normal base salary due to companywide furloughs during fiscal 2010.

(8)
Mr. Sakai’s bonus was paid pursuant to his employment agreement, which provided for a bonus upon the satisfaction of performance metrics established by the Company’s Compensation Committee.  Each fiscal year the Compensation Committee establishes objectives that must be met in order to earn the full bonus, which may include operating metrics, objective and subjective leadership dimensions and performance metrics in the operation of the Company and the achievement of financial objectives set forth in the annual business plan approved by the Company’s Board of Directors.  Mr. Sakai’s bonus was paid 50% in cash and 50% in an award of stock.

(9)
Represents an incentive stock option to purchase 25,000 shares, which was originally granted on December 15, 2010 and was to vest over a period of four (4) years such that (i) 25% of the shares would vest upon the first anniversary of the grant date and (ii) 1/48 of the total grant amount would vest monthly thereafter, subject to Mr. Sakai continuing to be a Service Provider (as defined in the 2010 Stock Plan) on such dates. However, pursuant to that certain Sakai Separation Agreement, effective as of June 23, 2011 (the “Sakai Separation Agreement”), by and between Lantronix, Inc. and Reagan Sakai, the vesting of the shares subject to this grant was accelerated, such that 100% of the shares subject to the grant vested as of June 30, 2011. Additionally, pursuant to the Sakai Separation Agreement, the post-termination exercise period was extended for eighteen (18) months to December 31, 2012.  See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Reagan Sakai” below.

(10)
“All Other Compensation” amounts for fiscal 2011 consisted of $223,802 of payments related to the Sakai Separation Agreement (excluding fees for future consulting services), payment of Mr. Sakai’s automobile allowance of $8,450, payment of accrued vacation in the amount of $7,692 and life insurance premiums in the amount of $1,690.  See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Reagan Sakai” below.

Outstanding Equity Awards

The table below shows all outstanding equity awards held by our Named Executive Officers at the end of the fiscal year ended June 30, 2011.

  Outstanding Equity Awards at 2011 Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Grant Date	Option Exercise Price ($)	Option Expiration Date
Larry Sanders	4,166	(1)	-		12/13/2007	5.22	12/13/2017	(1)
	20,833	(2)	-		2/29/2008	4.32	03/01/18	(2)
	6,862	(3)	-		5/20/2008	5.10	05/20/2018	(3)
	32,704	(4)	-		11/19/2008	3.18	06/24/2012	(4)(5)
	15,101	(6).	8,281	(7)	11/18/2009	3.06	06/24/2012	(5)(6)
	10,000	(8)	-		12/15/2010	3.45	12/15/2017	(8)
James Kerrigan	-		-		-	-	-
Jerry D. Chase	150,000	(9)	-		2/19/2008	4.98	06/30/2012	(10)
	50,000	(9)	-		12/15/2010	3.45	06/30/2012	(10)
Reagan Y. Sakai	25,000	(11)	-		12/1/2006	9.12	12/31/2012	(12)
	2,166	(11)	–		11/19/2007	5.88	12/31/2012	(12)
	41,666	(11)	-		2/29/2008	4.32	12/31/2012	(12)
	25,000	(11)	-		12/15/2010	3.45	12/31/2012	(12)
___________________
(1)
Fifty percent (50%) of the shares subject to this option vested on 12/13/2008 (the one-year anniversary of the grant date), and the remaining shares vested on a monthly basis thereafter, such that 100% of the shares subject to this option were fully vested as of 12/13/2010.  Mr. Sanders ceased to be a Service Provider as defined within the 2000 Stock Plan as of August 26, 2011 and therefore has ninety (90) days from such date within which to exercise such option, after which the option will expire with respect to any unexercised shares.

(2)
The shares subject to this option vested such that: (i) thirty percent (30%) of the shares vested on the first anniversary of the grant date; (ii) thirty percent (30%) of the shares vested on the second anniversary of the grant date; and (iii) the remaining forty percent (40%) of the shares vested on the third anniversary of the grant date, such that the option was fully vested as of 02/28/2011.  Notwithstanding the foregoing vesting schedule, vesting of this option was subject to acceleration upon satisfaction of certain performance criteria related to the Company’s closing stock price on the NASDAQ Capital Market.  Mr. Sanders ceased to be a Service Provider as defined within the 2000 Stock Plan as of August 26, 2011 and therefore has ninety (90) days from such date within which to exercise such option, after which the option will expire with respect to any unexercised shares.

(3)
The shares subject to this option vested such that: (i) thirty percent (30%) of the shares vested on the first anniversary of the grant date; (ii) thirty percent (30%) of the shares vested on the second anniversary of the grant date; and (iii) the remaining forty percent (40%) of the shares vested on the third anniversary of the grant date, such that the option was fully vested as of 05/20/2011.  Notwithstanding the foregoing vesting schedule, vesting of this option was subject to acceleration upon satisfaction of certain performance criteria related to the Company’s closing stock price on the NASDAQ Capital Market.  Mr. Sanders ceased to be a Service Provider as defined within the 2000 Stock Plan as of August 26, 2011 and therefore has ninety (90) days from such date within which to exercise such option, after which the option will expire with respect to any unexercised shares.

(4)
This option was granted to Mr. Sanders in his capacity as a member of the Board of Directors.  The shares subject to this option vested and became exercisable in full as of November 19, 2009, one year after the grant date.  Mr. Sanders ceased to be an Outside Director, as defined within the 2000 Stock Plan (as amended), on June 24, 2011 and therefore had one (1) year from such date within which to exercise such option, after which the option would expire with respect to any unexercised shares.  This option was amended as reflected in footnote (5).  See “Post-Termination and Change-in-Control Agreements – Appointment of Interim CEO and CFO During Fiscal Year 2011” below.

(5)
Subsequent to 2011 fiscal year end and pursuant to that certain Amendment to Larry Sanders’s Option Agreements, dated as of August 30, 2011 (the “Option Amendment”), by and between Larry Sanders and Lantronix, Inc., the exercise period for this option was extended through August 26, 2012. See “Post-Termination and Change-in-Control Agreements – Appointment of Interim CEO and CFO During Fiscal Year 2011” below.

(6)
Fifty percent (50%) of the shares subject to this option vested on November 18, 2010 (the one-year anniversary of the grant date) and 1/24 of the remaining shares were to vest ratably on a monthly basis thereafter such that 100% of the grant shall be fully vested as of three years following the grant date.  Notwithstanding the foregoing vesting schedule, vesting may accelerate upon the Company being acquired in a change-of-control transaction.  Mr. Sanders ceased to be an Outside Director, as defined within the 2000 Stock Plan (as amended), on June 24, 2011 and therefore the option ceased vesting on such date and therefore Mr. Sanders had one (1) year from such date within which to exercise such option, after which the option would expire with respect to any unexercised shares.  This option was amended as reflected in footnote (5).  See also “Post-Termination and Change-in-Control Agreements – Appointment of Interim CEO and CFO During Fiscal Year 2011” below.

(7)
Represents shares remaining unvested from an original option grant of non-qualified stock options, with respect to which fifty percent (50%) of the total option grant vested on the first anniversary of the grant date and 1/24th of the remaining shares vested ratably on a monthly basis.  This option ceased vesting as of Mr. Sanders’ resignation as a Director on June 24, 2011. These unexercisable 8,281 shares were accordingly forfeited.  Subsequent to 2011 fiscal year end, the Company issued a replacement option grant.  See “Post-Termination and Change-in-Control Agreements – Appointment of Interim CEO and CFO During Fiscal Year 2011” for information regarding the replacement grant.

(8)
This option was fully vested as of the date of grant.  Mr. Sanders ceased to be a Service Provider as defined within the 2010 Stock Plan as of August 26, 2011 and therefore has ninety (90) days from such date within which to exercise such option, after which the option will expire with respect to any unexercised shares.

(9)	Vesting and exercisability were accelerated pursuant to the Chase Separation Agreement. See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Jerry Chase” below.
(10)
Pursuant to the Chase Separation Agreement, the post-termination exercise for such options (to the extent not exercised) was extended until June 30, 2012.  See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Jerry Chase” below.

(11)	Vesting and exercisability were accelerated pursuant to the Sakai Separation Agreement. See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Reagan Sakai” below.
(12)
Pursuant to the Sakai Separation Agreement, the post-termination exercise period for such options (to the extent not exercised) was extended by eighteen (18) months to December 31, 2012.  See “Post-Termination and Change-in-Control Agreements – Separation Agreement with Reagan Sakai” below.

Post-Termination and Change-in-Control Agreements

Separation Agreement with Jerry Chase

On June 22, 2011, the Company entered into a formal separation agreement and release with Jerry D. Chase (the “Chase Agreement”). Pursuant to the Chase Agreement, Mr. Chase resigned from his positions as an employee and member of the Board effective June 30, 2011 (the “Chase Termination Date”).  Following the Chase Termination Date, Mr. Chase agreed to serve as a consultant to the Company through September 30, 2011 (the “Chase Consulting Period”).  During the Chase Consulting Period, Mr. Chase provided consulting services to the Company on a part-time basis equal to less than 20% of full time.  The Company will pay Mr. Chase for his consulting services an amount equal to three months of Mr. Chase’s base salary previously in effect, for a total of $90,000 during the Chase Consulting Period, which shall be paid in full on January 1, 2012.  The Company is also paying the COBRA premiums for Mr. Chase and his dependents through December 31, 2011.  The Company also reimbursed Mr. Chase for any business expenses pre-approved by the Chairman of the Audit Committee incurred in connection with his consulting work for the Company in accordance with the Company’s policies.  Following the Chase Consulting Period and subject to his execution of a general release in the form set forth in the Chase Agreement:  (i) Mr. Chase will receive as severance ongoing cash payments in the aggregate amount of $610,000, of which 25% will be paid on January 1, 2012, and the remaining 75% will be paid ratably over nine months thereafter through September 30, 2012 in accordance with the payroll practices of the Company; (ii) the post-termination exercise periods of Mr. Chase’s stock options covering the Company’s common stock, other than those options purportedly granted to Mr. Chase in September 2009, any claim to which were relinquished by Mr. Chase  pursuant to the Chase Agreement (the “Chase Void Options”), will be extended until June 30, 2012; (iii) all of Mr. Chase’s  equity compensation awards, other than the Chase Void Options, will accelerate and fully vest; (iv) the Company will continue making COBRA premium payments through December 31, 2011; and (v) in lieu of COBRA payments in 2012, and regardless of whether Mr. Chase and his covered dependents continue their COBRA coverage, the Company will pay Mr. Chase an amount equal to $3,065 monthly through June 30, 2012.  Mr. Chase’s legal fees related to the Chase Agreement will be reimbursed up to a maximum of $10,000.  The Chase Agreement also includes, among other terms, a mutual release of claims, as well as continued confidentiality obligations by Mr. Chase.

Separation Agreement with Reagan Sakai

On June 23, 2011, the Company entered into a formal separation agreement and release with Reagan Y. Sakai (the “Sakai Agreement”).  Pursuant to the Sakai Agreement, Mr. Sakai resigned from his position as an employee effective June 30, 2011 (the “Sakai Termination Date”).  Following the Sakai Termination Date, Mr. Sakai agreed to perform consulting services to the Company through September 30, 2011 (the “Sakai Consulting Period”).  During the Sakai Consulting Period, Mr. Sakai provided consulting services to the Company on a part-time basis equal to less than 20% of full time.  The Company paid Mr. Sakai for his consulting services an amount equal to three months of Mr. Sakai’s base salary previously in effect, for a total of $62,500.  The Company also paid the COBRA premiums for Mr. Sakai and his dependents during the Sakai Consulting Period.  Following the Sakai Consulting Period and subject to his execution of a general release in the form set forth in the Sakai Agreement:  (i) Mr. Sakai will receive as severance ongoing cash payments in the aggregate amount of $213,590 paid ratably over nine months from the end of the Sakai Consulting Period in accordance with the payroll practices of the Company; (ii) the post-termination exercise periods of Mr. Sakai’s stock options covering the Company’s common stock, other than those options purportedly granted to Mr. Sakai in September 2009, any claim to which were relinquished by Mr. Sakai pursuant to the Sakai Agreement (the “Sakai Void Options”), will be extended to the earlier of 18 months from the Sakai Termination Date or the original maximum term of the stock options; (iii) all of Mr. Sakai’s equity compensation awards, other than the Sakai Void Options, will accelerate and fully vest; and (iv) the Company will continue to pay the COBRA premiums of Mr. Sakai and his dependents through December 31, 2011, subject to Mr. Sakai timely electing COBRA continuation.  Mr. Sakai’s legal fees related to the Sakai Agreement will be reimbursed up to a maximum of $15,000.  The Sakai Agreement also includes, among other terms, a mutual release of claims, as well as continued confidentiality obligations by Mr. Sakai.

Appointment of Interim CEO and CFO During Fiscal Year 2011

Concurrent with the separation of Mr. Chase and Mr. Sakai from their executive positions with the Company, effective June 24, 2011, the Board appointed an Interim President and CEO, Mr. Larry Sanders (who was previously Chairman of the Board of the Company until his effective date of resignation from such position on June 24, 2011), as well as an Interim Chief Financial Officer, Mr. Jim Kerrigan (who had previously served in both an Interim Chief Financial Officer and Chief Financial Officer capacity for the Company).

As reported in a Form 8-K filed by the Company on August 31, 2011, Mr. Sanders subsequently resigned as an employee of Lantronix.  The Compensation Committee approved extending the original post-termination exercise through August 26, 2012, with respect to the vested shares subject to two (2) options held by Mr. Sanders as of August 26, 2011, which were previously granted to Mr. Sanders on November 18, 2009 and November 19, 2008.

Prior to his resignation, on August 18, 2011, Mr. Sanders was granted a non-statutory stock option to purchase 8,281 shares of common stock under the 2010 Stock Incentive Plan at an exercise price of $3.06 per share.  The option was scheduled to vest over a period of seventeen (17) months such that (i) 2/17 of the total grant was immediately vested as of the date of the grant and (ii) 1/17 of the total grant was scheduled to vest on the 18th day of each month thereafter so long as Mr. Sanders remained a Service Provider of the Company (as such term is defined in the 2010 Stock Incentive Plan).  The grant was to become fully vested as of November 18, 2012.  This option ceased vesting on August 26, 2011 when Mr. Sanders resigned as an employee of the Company.  Mr. Sanders has one (1) year from August 26, 2011 within which to exercise such option as to the vested shares from such grant, after which the option will expire with respect to any unexercised shares.

Appointment of New CEO and CFO Subsequent to Fiscal Year End 2011

Mr. Kurt Busch was named President and Chief Executive Officer of the Company effective August 23, 2011, replacing Mr. Sanders.  Mr. Jeremy Whitaker was named Chief Financial Officer and Corporate Secretary of the Company effective September 26, 2011, replacing Mr. Kerrigan.

Agreements with Current Executive Officers

No executive officer has or had an employment agreement that provides for a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

Other than Mr. Chase and Mr. Sakai, who entered into Separation Agreements with the Company effective as of June 30, 2011 as described above, we did not enter into agreements that provide for benefits upon termination of employment of Mr. Sanders or Mr. Kerrigan, our executive officers as of June 30, 2011.  We have, however, entered into agreements with each of our current executive officers, Mr. Kurt Busch (who became President and CEO effective as of August 23, 2011) and Mr. Jeremy Whitaker (who became Chief Financial Officer and Corporate Secretary effective as of September 26, 2011), that provide certain benefits upon the termination of employment under certain prescribed circumstances.  Those agreements are summarized below:

Kurt Busch – President and Chief Executive Officer.  In August 2011, we entered into an offer letter agreement with Mr. Busch.  If a Change of Control occurs (as defined below) and the Market Cap (as defined below) of the Company is equal to or less than $50 million, the incentive stock options granted to Mr. Busch to purchase 350,000 shares will fully vest.  In addition, if such a Change of Control results in his resignation for Good Cause (as defined below), the Company shall pay Mr. Busch a total sum of (i) the equivalent of nine (9) months of his then current base salary, plus (ii) 40% of nine (9) months of his then current base salary. If a Change of Control occurs and the Market Cap is greater than $50 million, Mr. Busch’s options to purchase 350,000 shares shall also fully vest.  If such a Change of Control results in Mr. Busch’s resignation for Good Cause, the Company shall pay Mr. Busch severance in an amount equivalent to the total sum of (x) the product of two (2) multiplied by his then current base salary, plus (y) 80% of his then current annual base salary. Any such severance payments shall be subject to the effectiveness of a release of claims and shall be paid in lump sum on the 53rd day following his effective date of resignation for Good Cause or such later date as is required to avoid adverse taxation under Internal Revenue Code Section 409A.

Additionally, if there is no Change of Control and we terminate Mr. Busch without Cause (as defined below), we will pay him an amount equal to the sum of (i) nine (9) months of his then current base salary, plus (ii) an amount equal to seventy-five percent (75%) of his bonus actually earned and paid during the previous 12-month period.  All such severance payments to Mr. Busch shall be paid in a lump sum on the 53rd day following his date of termination or such later date as is required to avoid adverse taxation under Internal Revenue Code Section 409A.

Jeremy Whitaker - Chief Financial Officer and Corporate Secretary.  In September 2011, we entered into an offer letter agreement with Mr. Whitaker.  If a Change of Control occurs (as defined below) and the Market Cap (as defined below) of the Company is equal to or less than $50 million,  the incentive  stock options granted to Mr. Whitaker to purchase 55,000 shares shall fully vest.  In addition, if such a Change of Control results in his resignation for Good Cause (as defined below), the Company shall pay Mr. Whitaker an amount equivalent to six (6) months of his then current base salary.  If a Change of Control occurs and the Market Cap is greater than $50 million, Mr. Whitaker’s options to purchase 55,000 shares shall also fully vest.  If such a Change of Control results in Mr. Whitaker’s resignation for Good Cause, the Company shall pay Mr. Whitaker severance in an amount equivalent to twelve (12) months of his then current base salary.  Any such severance payments shall be subject to the effectiveness of a release of claims and shall be paid in lump sum on the 53rd day following his effective date of resignation for Good Cause or such later date as is required to avoid adverse taxation under Internal Revenue Code Section 409A.

Additionally, if there is no Change of Control and we terminate Mr. Whitaker without Cause within one (1) year of his start date (September 26, 2011), we will pay him an amount equal to three (3) months of his then current base salary.  If he is terminated without Cause at any time following September 26, 2012, Mr. Whitaker will be paid an amount to be determined by the Board of Directors of the Company prior to the first anniversary of Mr. Whitaker's start date.  All such severance payments to Mr. Whitaker shall be paid in a lump sum on the 53rd day following his date of termination or such later date as is required to avoid adverse taxation under Internal Revenue Code Section 409A.

Definitions used in Busch and Whitaker Agreements.  “Cause” is defined as: (1) executive’s commission of a crime or his possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for their prescribed purpose); (2) executive’s significant neglect, or materially inadequate performance of, his duties as an employee of Lantronix; (3) executive’s breach of a fiduciary duty to us or our shareholders; (4) executive’s willful breach of duty in the course of his employment; (5) executive’s violation of our personnel or business policies; (6) executive’s willful misconduct; (7) executive’s death; or (8) executive’s disability. For purposes of the agreement, executive shall be considered disabled if executive has been physically or mentally unable to perform his essential job duties for (x) a continuous period of at least 120 days or (y) a total of 150 days during any 180-day period, and executive has not recovered and returned to the full-time performance of his duties within 30 days after written notice is given to executive by us following such 120-day period or 180-day period, as the case may be.  Cause shall not exist under (2), (3), (4), (5) or (6) unless the Company provides written notice of the existence of one or more of such actions, conditions or events set forth in the definitions of “Cause” and if such action, event or condition is curable, and executive fails to cure such action, event or condition within thirty (30) days after receipt of such notice.

 “Good Reason” is defined as: (1) we substantially lessen executive’s title; (2) we substantially reduce executive’s authority; (3) we assign material duties to executive that are materially inconsistent with executive’s then-current status; (4) we reduce executive’s base salary or benefits from those in effect at executive’s start date (unless such reduction is in connection with a salary or benefit reduction program of general application to senior level executives of the Company) or  (5) we fail to obtain the assumption of the agreement by any successor or assignee of Lantronix.  Good Reason shall not exist unless (a) executive provides the Company written notice of the existence of one or more of the actions, conditions or events set forth in the definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event and (b) the Company fails to cure the action, event or condition within thirty (30) days of receipt of such notice.

 “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act , other than the TL Parties (as defined below), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than to the TL Parties; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (a) to the TL Parties or (b) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Market Cap” means a dollar amount that equals the per share price of the Company’s Common Stock multiplied by the number of outstanding shares of the Company.

"TL Parties" means, either individually or collectively, Bernhard Bruscha, TL Investment GmbH, and any party or entity affiliated with such persons, including but not limited  to any "group" (as defined  in Section  13(d)(3) of the Exchange Act) to which any of such persons belong.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of 2011 fiscal year end (June 30, 2011):

Equity Compensation Plan Information

	(a)	(b)	(c)

Plan category	Number of securities issuable upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2000 Stock Plan(1)	1,408,178	4.80	-
2010 Stock Incentive Plan(2)	361,740	3.47	1,122,258

Equity compensation plans not approved by security holders:
2010 Inducement Equity Incentive Plan(3)	48,070	3.39	-

Total	1,817,988	4.50	1,122,258
___________________
(1)
Represents 1,408,178 shares subject to outstanding stock options with a weighted-average exercise price of $4.80 per share and a weighted-average remaining contractual term of 6.9 years.  There are no securities available for future issuance under the 2000 Plan because it expired in May 2010.  Options outstanding under the 2000 Plan that expire without having been exercised in full, or are forfeited to the Company on or after December 15, 2010, are added to the share reserve of the 2010 Stock Incentive Plan.

(2)	Represents 361,740 shares subject to outstanding stock options with a weighted-average exercise price of $3.47 per share and a weighted average remaining contractual terms of 6.5 years.
(3)
Represents 48,070 shares subject to outstanding stock options with a weighted-average exercise price of $3.39 per share and a weighted-average remaining contractual term of 9.4 years.  There are no shares available for future issuance under this plan.  Shares subject to options that expire unexercised under the 2010 Inducement Plan are not eligible to be added to the 2010 Stock Incentive Plan share reserve.  On June 14, 2010, the Board approved the 2010 Inducement Equity Incentive Plan (the “Inducement Plan”).  The purpose of the Inducement Plan was to provide a material inducement for the best available employees to join the Company, and to promote the success of the Company’s business. The Inducement Plan permitted the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares by the administrator. The Board authorized the issuance of up to 100,000 common shares under the Inducement Plan.  The Inducement Plan provides that the exercise price of an Option may not be less than 100% of the fair market value of the share on the date of grant.  The term of any grant under the Inducement Plan can be no longer than ten (10) years from the date of grant.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Section 16 officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Copies of these filings must be furnished to us.  Based solely upon a review of the forms filed with the SEC by our Section 16 officers, directors and beneficial owners of more than 10% of our common stock regarding their ownership of, and transactions in, our common stock and upon written representations from such persons that no additional forms were required, we believe that during fiscal 2011 all Section 16(a) reports were timely filed, with the exception of the initial Form 3 (reporting beneficial ownership) and Form 4 (reporting one transaction) for Mr. Hoshi Printer, which was due to a delay in obtaining requisite SEC Edgar Access Codes, and the initial Form 3 (reporting beneficial ownership) and Form 4 (reporting one transaction ) for Mr. Kurt Busch.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions.  Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which:

●	we are a participant;
●	the amount involved exceeds $120,000; and
●
an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct. Under our Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.  All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Related Party Transactions

Three international customers of the Company, transtec AG, barix AG and Lynx IT-Systeme GmbH (previously known as Triple Stor GmbH), are related parties due to common ownership by Bernhard Bruscha, our largest stockholder and current member of the Board of Directors.  Mr. Bruscha is the 100% owner of TL Investment GmbH (“TLI”), as well as 100% owner of technovest alpha GmbH.  TLI owns 78.62% of the voting rights in transtec AG and technovest alpha GmbH owns 32.67% of the voting rights in barix AG.  Lynx IT-Systeme GmbH is a wholly owned subsidiary of transtec AG.  Together these three customers accounted for, in the aggregate, approximately 2% and 1% of our net revenues for the 2011 and 2010 fiscal years, respectively, or approximately $942,000 and $642,000, respectively.

Indemnification and Insurance

Our Amended and Restated Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We are not currently involved in litigation under which indemnification claims might be made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.lantronix.com.

If you would like to inquire about stock transfer requirements, lost stock certificates or change of stockholder address, please call our transfer agent, BNY Mellon Shareowner Services at (800) 522-6645. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

BY ORDER OF THE BOARD OF DIRECTORS

Irvine, California
October 6, 2011